Exhibit 99.1

QKL Stores Inc. Announces Fourth Quarter and Full Year 2015

Financial Results

Daqing, China, April 14, 2016 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China and Inner Mongolia, today announced its financial results for the fourth quarter and full year financial results ended December 31, 2015.

Mr. Zhuangyi Wang, Chairman and CEO, said, “As QKL expands its market presence in northeast China, we are uniquely positioned against our local competitors through our large product offering, strong supplier relationships, efficient distribution network and state-of-the-art IT system. We are comfortable with our opportunities in 2015 and believe we’ll see an improvement in operating expenses and profit growth in coming quarters.

“In 2015, we closed three stores, as of December 31, 2015, we operated 25 supermarkets, 16 hypermarkets, 4 department stores and 5 distribution centers situated in Daqing, Harbin Changchun and Jiamusi, respectively.

As we advance into 2015, we expect to open one new supermarket this year. We maintain confidence in our strategy of strengthening our store presence in Tier 4 and 5 cities in northeastern China as well as in our core region of operation around Daqing where the majority of our older stores are based.”

Fourth Quarter 2015 Financial Results

Revenue in the fourth quarter of 2015 decreased by 17.7% to $62.4 million from $75.8 million in the fourth quarter of 2014. Comparable stores are stores that were opened for at least one year before the beginning of the comparison period, or by October 1, 2014. Those 40 stores generated approximately $55.0 million in sales in the fourth quarter of 2015, representing a decrease of $10.1 million, or 15.6% compared with $65.1 million in sales in fiscal 2014. New store sales increased, reflecting the opening of 5 new stores since October 1, 2014. These stores generated approximately $7.4 million in sales in the fiscal 2015.

Gross profit decreased by 17.3% year over year to $10.5 million, compared to $12.7 million in the prior year period. Gross profit as a percentage of revenue for the fourth quarter of 2015 was 16.9%, compared to 16.8% for the fourth quarter of 2014. The change in gross profit was primarily attributable to net sales decreased by $13.4 million in fiscal 2015 compared to fiscal 2014.

Operating expenses increased by 24.4% to $30.6 million compared to $24.6 million in the prior year period. The change in operating expenses was mainly due to the increase in expenses, including salaries, utility and advertising in fiscal 2015. The increase was also due to a $5.0 million of long-lived asset impairment charges during fiscal 2015.

We had a net loss of $18.3 million in the fourth quarter of 2015 compared with net loss of $14.7 million in the fourth quarter of 2014.

Full Year 2015 Financial Results

Net sales decreased by $4.5 million, or 1.6%, to $270.1 million for fiscal 2015 from $274.6 million for fiscal 2014. Comparable stores are stores that were opened for at least one year before the beginning of the comparison period, or by January 1, 2014. Those 40 stores generated approximately $235.3 million sales in fiscal 2015, a decrease of $11.4 million, or 4.6% compared with $246.7 million sales in fiscal 2014. New store sales increased, reflecting the opening of 5 new stores since January 1, 2014. These stores generated approximately $31.8 million in sales in the fiscal 2015. The number of stores including supermarkets/hypermarkets and department stores at fiscal 2015 was 45 versus 48 at fiscal 2014.

Gross profit, or total revenue minus cost of sales, was decreased by $0.7 million, or 1.7%, to $45.7 million, or 16.9% of net sales, in fiscal 2015 from $46.4 million, or 16.9% of net sales, in fiscal 2014. The change in gross profit was primarily attributable to net sales decreased by $4.5 million in fiscal 2015 compared to fiscal 2014.

Operating expenses increased by $2.8 million, or 4.8%, to $61.6 million, or 22.8% of net sales, in fiscal 2015 from $58.7 million, or 21.4% of net sales, in fiscal 2014. The change in operating expenses was mainly due to the increase in expenses, including salaries, utility and advertising in fiscal 2015. The increase was also due to a $5.0 million of long-lived asset impairment charges during fiscal 2015.

We had a net loss of $31.2 million in fiscal 2015 compared with net loss of $27.0 million in fiscal 2014. The number of shares used in the computation of diluted EPS was 1,522,326 shares in fiscal 2015 and 2014.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China and Inner Mongolia. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc.

In China:

Mike Li, Investor Relations

+86-459-460-7987

QKL STORES INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2015	December 31, 2014

ASSETS
Cash	$9,059,312	$9,013,006
Restricted cash	8,164,524	8,623,748
Short term investment	107,830	-
Accounts receivable	667,842	949,211
Inventories	57,911,057	62,605,754
Other receivables	19,119,889	21,375,611
Prepaid expenses	9,388,381	12,114,028
Advances to suppliers	10,959,426	8,653,037
Deferred income tax assets – current portion	2,058,207	2,839,714

Total current assets	117,436,468	126,174,109
Property, plant equipment, net	23,658,581	37,843,171
Land use rights, net	619,318	684,375
Deferred income tax assets – non-current portion	1,253,286	61,681
Other assets	6,224	11,880

Total assets	$142,973,877	$164,775,216

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short term bank loans	69,319,285	60,201,757
Accounts payable	41,062,255	37,206,633
Cash card and coupon liabilities	13,556,213	14,539,728
Customer deposits received	2,866,632	2,005,136
Accrued expenses and other payables	21,636,314	23,147,611
Income taxes payable	43,364	241,189

Total current liabilities	148,484,063	137,342,054
Warrant liabilities	-	-

Total liabilities	148,484,063	137,342,054

Commitments and contingencies	-	-

Shareholders’ equity
Common stock, $0.001 par value per share, authorized 100,000,000 shares, issued and outstanding 1,522,326 and 1,522,326 shares at December 31, 2015 and December 31, 2014 respectively	1,522	1,522
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 529,412 and 529,412 shares at December 31, 2015 and December 31, 2014	5,294	5,294
Additional paid-in capital	93,746,014	93,746,014
Retained earnings – appropriated	8,342,969	8,338,153
Retained earnings	(120,345,590)	(89,116,190)
Accumulated other comprehensive income	12,739,605	14,458,369

Total shareholders’ equity	(5,510,186)	27,433,162

Total liabilities and shareholders’ equity	$142,973,877	$164,775,216

QKL STORES INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Years Ended December 31,
	2015	2014

Net sales	$270,064,086	$274,636,920
Cost of sales	224,410,425	228,215,577
Gross profit	45,653,661	46,421,343

Operating expenses:
Selling expenses	61,552,981	58,724,799
General and administrative expenses	11,933,688	8,879,070
Total operating expenses	73,486,669	67,603,869

Loss from operations	(27,833,008)	(21,182,526)

Non-operating income(expense):
Interest income	564,320	622,988
Interest expense	(4,714,296)	(4,436,526)
Total non-operating income	(4,149,976)	(3,813,538)

Loss before income tax	(31,982,984)	(24,996,064)

Income taxes	(758,400)	1,965,765

Net loss	$(31,224,584)	$(26,961,829)
Comprehensive loss statement:

Net loss	(31,224,584)	(26,961,829)
Foreign currency translation adjustment	(1,718,764)	501,580

Comprehensive loss	$(32,943,348)	$(26,460,249)

*Basic earnings per share of common stock	$(20.51)	$(17.71)
*Diluted earnings per share	$(20.51)	$(17.71)

*Weighted average shares used in calculating net income per ordinary share – basic	1,522,326	1,522,326
*Weighted average shares used in calculating net income per ordinary share – diluted	1,522,326	1,522,326

QKL STORES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(31,224,584)	$(26,961,829)
Depreciation-property, plant and equipment	4,079,764	4,942,830
Amortization	29,820	30,223
Deferred income tax	(588,435)	(60,393)
Loss on disposal of property, plant and equipment	3,740,273	1,205,657
Share-based compensation	-	408,057
Provision/(reversal) on PPE, inventory, other receivables and sales return	5,164,943	(378,576)
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	240,563	(394,389)
Inventories	1,555,062	1,761,003
Other receivables	880,704	880,698
Prepaid expenses	2,168,357	(2,250,285)
Advances to suppliers	(2,883,981)	(871,150)
Accounts payable	6,083,334	1,552,356
Cash card and coupon liabilities	(218,068)	(3,829,348)
Customer deposits received	1,009,143	1,026,003
Accrued expenses and other payables	(1,894,818)	5,209,616
Income taxes payable	(192,789)	1,972,000
Net cash used in operating activities	(12,050,712)	(15,757,527)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short term investment	(112,381)	-
Purchases of property, plant and equipment	(459,504)	(4,230,820)
Sales proceeds of fixed assets disposal	322,444	277,290
Net cash used in investing activities	(249,441)	(3,953,530)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank repayment	(59,401,490)	(40,678,849)
Bank borrowings	72,245,055	60,204,696
Net cash provided by financing activities	12,843,565	19,525,847

Net increase/(decrease) in cash	543,412	(185,210)

Effect of foreign currency translation	(497,106)	(46,996)

Cash at beginning of period	9,013,006	9,245,212
Cash at end of period	$9,059,312	$9,013,006

Supplemental disclosures of cash flow information:
Interest paid	4,714,296	4,436,526
Income taxes (received)	$(27,860)	$(45,196)